Exhibit 99.1

Waterstone Mortgage Reaches Nearly $3 Billion in Loan Origination for 2019
Mortgage lender sets all-time company record for annual origination

Pewaukee, Wisc. (January 14, 2020) – National mortgage lender Waterstone Mortgage Corporation achieved just short of $3 billion in loan originations for 2019. The accomplishment marks a 15 percent increase in sales over 2018 and an all-time annual record for the company, which was founded in 2000.

“This is an exciting milestone for Waterstone Mortgage and our employees,” said Waterstone Mortgage President & CEO Andy Peach. “Not only did we have a record year, but we also filled some key leadership positions. As we continue to look for innovative ways to streamline the mortgage process, we are ready to take our efforts to the next level in 2020.”

At close of business on December 31, 2019, Waterstone Mortgage had reached a total of $2.99 billion in volume and 14,014 in units for the calendar year.

The company’s excellence in loan origination is an asset to its parent company, WaterStone Bank, SSB.

“Waterstone Mortgage continues to be a strong, reputable presence in the mortgage lending industry,” said WaterStone Bank CEO Doug Gordon. “By implementing innovative mortgage technology solutions and offering a wide array of loan programs, Waterstone Mortgage has also become a well-respected and trustworthy lender for homebuyers nationwide.”

“Everyone – from our sales team to our branch support staff and corporate departments – played a crucial role in helping us accomplish this record-breaking volume for 2019,” said Peach. “Most importantly, we would like to thank the customers who trusted us with their homeownership journeys in the past year.”

About Waterstone Mortgage Corporation:
Waterstone Mortgage Corporation is an innovative, strong, and secure mortgage lending company that has maintained a reputation for exceptional service and competitive mortgage financing. Founded in 2000, the company has the ability to lend in 48 states.

In 2019, Waterstone Mortgage set a company record of nearly $3 billion in annual loan origination volume. The company has been named to the Milwaukee Journal Sentinel’s “Top Workplaces” list; the Milwaukee Business Journal’s “Best Places to Work” list; National Mortgage Professional Magazine’s “Top 100 Mortgage Employers;” Mortgage Executive Magazine’s “Top 100 Mortgage Companies in America;” MReport’s “Top 25 Companies to Work For;” and Scotsman Guide’s “Top Mortgage Lenders.” Waterstone Mortgage was ranked as the #2 company in Mortgage Executive Magazine’s “Top 50 Mortgage Companies to Work For” in 2018 and is a three-time Ellie Mae Hall of Fame Award winner.

Headquartered in Pewaukee, Wisconsin, Waterstone Mortgage is a wholly-owned subsidiary of WaterStone Bank SSB, which, in turn, is a wholly-owned subsidiary of Waterstone Financial, Inc. (NASDAQ: WSBF). To learn more about Waterstone Mortgage, visit www.WaterstoneMortgage.com.

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